Pricing Supplement No. 3187 To prospectus supplement dated August 3, 2021 and prospectus dated March 13, 2024	Registration Statement No. 333–258403 Rule 424(b)(2)

Deutsche Bank AG $100,000 Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc. due March 25, 2029

General

•	The notes are designed for investors who seek full repayment of principal at maturity and the potential for a positive return at maturity based on any appreciation of the Reference Stock above the Conversion Price. You will receive a positive return at maturity only if the Final Average Price is greater than the Conversion Price, which is significantly greater than the Initial Price. Therefore, the Reference Stock must appreciate significantly from the Initial Price to the Final Average Price before you will participate in any appreciation of the Reference Stock, and then you will participate in the appreciation of the Reference Stock only to the extent that the Final Average Price exceeds the Conversion Price. The notes will not pay any interest and may not be exchanged by you or redeemed by us prior to the Maturity Date. Any payment on the notes is subject to the credit of the Issuer.

•	Unsecured, unsubordinated senior preferred obligations of Deutsche Bank AG.

•	The notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of the Issuer.

•	Minimum denominations of $1,000 (the “Principal Amount”) and integral multiples of $1,000 in excess thereof.

•	The notes priced on March 20, 2024 (the “Pricing Date”) and are expected to settle on March 25, 2024 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG
Issue Price:	100.00% of the Principal Amount
Reference Stock:	The common stock of Apple Inc. (Bloomberg ticker: AAPL).
Payment at Maturity:	You will receive on the Maturity Date a cash payment per $1,000 Principal Amount of notes equal to the greater of (i) the Principal Amount and (ii) the Alternative Settlement Amount.
Alternative Settlement Amount:	$1,000 × (Final Average Price / Conversion Price)
Conversion Price:	$208.464, which is equal to 120% of the Initial Price
Initial Price:	$173.72, which is the Closing Price of one share of the Reference Stock determined on the Strike Date.
Final Average Price:	The arithmetic average of the product of (i) the Closing Price of one share of the Reference Stock on each Valuation Date multiplied by (ii) the then-applicable Stock Adjustment Factor on such Valuation Date, as determined by the calculation agent.

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS–5 of the accompanying prospectus supplement and page 20 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

The Issuer’s estimated value of the notes on the Pricing Date is $920.00 per $1,000 Principal Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page PS–3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page PS–4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$0.00	$1,000.00
Total	$100,000.00	$0.00	$100,000.00
(1)	Deutsche Bank Securities Inc. (“DBSI”), the agent for this offering, is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

March 20, 2024

    (Key Terms continued from previous page)

Stock Adjustment Factor:	Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “Description of the Notes—Anti-Dilution Adjustments” in this pricing supplement.
Regular Cash Dividend:	If the issuer of the Reference Stock (the “Reference Stock Issuer”) pays a Regular Cash Dividend (as defined under “Description of the Notes—Anti-Dilution Adjustments”) during a Dividend Period that is greater than or less than the Base Dividend, the Stock Adjustment Factor will be adjusted as described in this pricing supplement. See “Description of the Notes—Anti-Dilution Adjustments—Cash Dividends or Distributions” in this pricing supplement.
Base Dividend:	From the Strike Date to the final Valuation Date, $0.25 per calendar quarter per share of the Reference Stock.
Strike Date:	March 18, 2024
Pricing Date:	March 20, 2024
Settlement Date:	March 25, 2024
Valuation Dates[1]:	March 15, 2029, March 16, 2029 and March 19, 2029
Maturity Date[1]:	March 25, 2029
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25160YAP3 / US25160YAP34

1 Subject to adjustment as described under “Description of the Notes — Adjustments to Valuation Dates and Maturity Date” in this pricing supplement.

ISSUER’S ESTIMATED VALUE OF THE NOTES

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Principal Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Pricing Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Pricing Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Pricing Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

If we, DBSI or any of our affiliates makes a secondary market in the notes, we expect to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than DBSI or any of its affiliates, that broker-dealer may obtain market prices for the securities from us, DBSI or our affiliates (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which we, DBSI or any of our affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than DBSI or any of its affiliates, the value of the notes on your customer account statement may be different than if you held your securities at DBSI or any of its affiliates.

RESOLUTION MEASURES AND DEEMED AGREEMENT

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (Directive 2014/59/EU, as amended the “Bank Recovery and Resolution Directive” or the “BRRD”), which was implemented into German law by the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or, as amended, the “Resolution Act”), which became effective on January 1, 2015. The BRRD and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union was transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (Regulation (EU) No 806/2014, as amended, the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. The write-down and conversion powers are commonly referred to as the “bail-in tool” and the bail-in tool and each of the other resolution measures are hereinafter referred to as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our equity securities, assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Amended and Restated Senior Debt Funding Indenture dated August 3, 2021 among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, as may be amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated March 13, 2024, including the risk factors beginning on page 20 of such prospectus.

ADDITIONAL INFORMATION ABOUT THE ISSUER AND THE SECURITIES

You should read this pricing supplement together with the prospectus supplement dated August 3, 2021 relating to our Senior Debt Funding Notes, Series E of which these notes are a part and the prospectus dated March 13, 2024. When you read the accompanying prospectus supplement, please note that all references in such prospectus supplement to the prospectus dated August 3, 2021, or to any sections therein, should refer instead to the accompanying prospectus dated March 13, 2024 or to the corresponding sections of such prospectus, as applicable. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the prospectus supplement or prospectus, the disclosure in this pricing supplement will control. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or, if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated August 3, 2021:

https://www.sec.gov/Archives/edgar/data/1159508/000095010321011879/crt_dp155598-424b2.pdf

•	Prospectus dated March 13, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000119312524067059/d762045d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement and prospectus.

Risks Relating to the Notes Generally

•	THE NOTES DO NOT PAY INTEREST AND YOU MAY NOT RECEIVE ANY POSITIVE RETURN ON THE NOTES — Unlike ordinary debt securities, the notes do not pay any interest. The return on the notes is linked to the performance of the Reference Stock. If you hold the notes to maturity and the Final Average Price is equal to or less than the Conversion Price, you will receive the Principal Amount per note, but you will not receive any positive return. Although the notes provide for the repayment of the Principal Amount at maturity regardless of the performance of the Reference Stock, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you do not receive a positive return on the notes. This is because inflation may cause the real value of the Principal Amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive return. The potential loss in real value terms will generally be greater the longer the term of the notes.

Even if you do receive a positive return on your investment in the notes, there can be no assurance that your total return at maturity on the notes will compensate you for the effects of inflation and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of the Issuer or another issuer with a similar credit rating with the same maturity date. You should carefully consider whether an investment that may not provide for any positive return, or may provide a return that is lower than the return on conventional debt securities, is appropriate for you.

•	YOU WILL NOT PARTICIPATE IN THE FULL APPRECIATION OF THE REFERENCE STOCK — The notes offer the opportunity to participate in the appreciation of the Reference Stock only to the extent that the Final Average Price exceeds the Conversion Price. Because the Conversion Price is significantly greater than the Initial Price, the Reference Stock must appreciate significantly before you will participate in any appreciation of the Reference Stock, and then you will participate in the appreciation of the Reference Stock only to the extent that the Final Average Price exceeds the Conversion Price. If the Reference Stock appreciates but not above the Conversion Price, you will not receive any positive return on the notes, even though a direct investment in the Reference Stock would have resulted in a positive return. Moreover, for purposes of determining your return on the notes in the event that the Final Average Price exceeds the Conversion Price, the appreciation of the Reference Stock beyond the Conversion Price will be measured as a percentage of the Conversion Price, which will result in a lower return on the notes than you would receive if it were measured as a percentage of the Initial Price. For these reasons, an investment in the notes will significantly underperform a direct investment in the Reference Stock if the Reference Stock appreciates over the term of the notes. This is an important trade-off that investors in the notes must be willing to make in exchange for the payment of the Principal Amount at maturity if the Reference Stock depreciates. Even in scenarios where the Reference Stock depreciates moderately, the notes may underperform a direct investment in the Reference Stock because, as an investor in the notes, you will not receive the dividends paid on the Reference Stock.

•	THE FINAL AVERAGE PRICE IS BASED ON THE ARITHMETIC AVERAGE OF THE CLOSING PRICES OF THE REFERENCE STOCK ON EACH VALUATION DATE — The Final Average Price will be calculated by reference to the average of the Closing Prices of the Reference Stock on each Valuation Date. Therefore, in calculating the Final Average Price, positive performance of the Reference Stock as of some Valuation Dates may be moderated, or wholly offset, by lesser or negative performance as of other Valuation Dates. In addition, the Final Average Price may be less than the Closing Price of the Reference Stock on the final Valuation Date, and as a result, the Payment at Maturity may be less than if it were based solely on the Closing Price of the Reference Stock on the final Valuation Date.

Risks Relating to the Issuer

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are unsecured and unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the notes to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: (i) writing down, including to zero, any claim for payment on the notes; (ii) converting the notes into ordinary shares of (x) the Issuer, (y) any group entity or (z) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); or (iii) applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination. Imposition of a Resolution Measure would likely occur if the competent supervisory authority determines that we are failing or likely to fail and that certain other conditions are met (as set forth under the applicable law). The BRRD, the Resolution Act and, as applicable, the SRM Regulation are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of such Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, it will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	OUR SENIOR DEBT FUNDING SECURITIES, INCLUDING THE NOTES OFFERED HEREIN, ARE INTENDED TO QUALIFY AS ELIGIBLE LIABILITIES WITHIN THE MEANING OF ARTICLE 72(B)(2), WITH THE EXCEPTION OF POINT (D), CRR FOR THE MINIMUM REQUIREMENT FOR OWN FUNDS AND ELIGIBLE LIABILITIES UNDER THE ISSUER REGULATORY CAPITAL PROVISIONS APPLICABLE TO US. THEY ARE EXPECTED TO CONSTITUTE “SENIOR PREFERRED” DEBT SECURITIES AND WOULD, IF INSOLVENCY PROCEEDINGS ARE OPENED AGAINST US OR IF RESOLUTION MEASURES ARE IMPOSED ON US, BEAR LOSSES AFTER OUR “SENIOR NON-PREFERRED” DEBT INSTRUMENTS BUT BEFORE OTHER LIABILITIES WITH AN EVEN MORE SENIOR RANK, FOR EXAMPLE, COVERED DEPOSITS HELD BY NATURAL PERSONS AND MICRO, SMALL AND MEDIUM-SIZED ENTERPRISES — The notes are intended to qualify as eligible liabilities instruments within the meaning of Article 72b(2), with the exception of point (d), CRR for the minimum requirement for own funds and eligible liabilities of the Issuer. The obligations under the notes constitute unsecured and unsubordinated preferred obligations of the Issuer ranking pari passu among themselves and with other unsecured and unsubordinated obligations of the Issuer, subject, however, to statutory priorities conferred to certain unsecured and unsubordinated obligations in the event of resolution measures being imposed on the Issuer or in the event of the dissolution, liquidation, insolvency, composition or other proceedings for the avoidance of insolvency of, or against, the Issuer. Pursuant to Section 46f(5) of the German Banking Act (Kreditwesengesetz), the obligations under the notes rank in priority of those under our debt instruments (Schuldtitel) within the meaning of Section 46f(6) sentence 1 of the German Banking Act (also in conjunction with Section 46f(9) of the German Banking Act) or any successor provision.

You as holder of notes may not set off or net your claims arising under the notes against any of our claims. No collateral or guarantee shall be provided at any time to secure claims of a holder of notes under the notes; any collateral or guarantee already provided or granted in the future in connection with our other liabilities may not be used for claims under the notes.

No subsequent agreement may enhance the seniority of the obligations as described above or shorten the term of the notes or any applicable notice period. Any redemption, repurchase or termination of the notes prior to their scheduled maturity is subject to the prior approval of the competent resolution authority.

If insolvency proceedings are opened against us or if Resolution Measures are imposed on us, our “senior preferred” debt securities (including the notes offered herein) are expected to be among the unsecured unsubordinated obligations that would bear losses after our “senior non-preferred” debt instruments, including our non-structured senior debt securities issued before July 21, 2018.

On the other hand, there are liabilities with an even more senior rank, for example, covered deposits held by natural persons and micro, small and medium-sized enterprises. Therefore, you may lose some or all of your investment in the notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

•	THE NOTES CONTAIN LIMITED EVENTS OF DEFAULT, AND THE REMEDIES AVAILABLE THEREUNDER ARE LIMITED — As described in “Description of Debt Securities — Senior Debt Funding Securities — Events of Default” in the accompanying prospectus, the notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us. In particular, the imposition of a Resolution Measure will not constitute an event of default with respect to the Indenture or the notes.

If an event of default occurs, holders of the notes have only limited enforcement remedies. If an event of default with respect to the notes occurs or is continuing, either the trustee or the holders of not less than 33 1⁄3% in aggregate principal amount of all outstanding debt securities issued under the Indenture, including the notes, voting as one class, may declare the principal amount of the notes and interest accrued thereon to be due and payable immediately. We may issue further series of debt securities under the Indenture and these would be included in that class of outstanding debt securities.

In particular, holders of the notes will have no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under, the notes. If such a default occurs and is continuing with respect to the notes, the trustee and the holders of the notes could take legal action against us, but they may not accelerate the maturity of the notes. Moreover, if we fail to make any payment because of the imposition of a Resolution Measure, the trustee and the holders of the notes would not be permitted to take such action, and in such a case you may permanently lose the right to the affected amounts.

Holders will also have no rights of acceleration due to a default in the performance of any of our other covenants under the notes.

Risks Relating to the Estimated Value of the Notes and any Secondary Market

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Pricing Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Principal Amount of notes, the Issuer’s estimated value of the notes on the Pricing Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Pricing Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Pricing Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Pricing Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases. If you hold your notes through an account at a broker-dealer other than DBSI or any of its affiliates, the value of the notes on your customer account statement may be different than if you held your notes at DBSI or any of its affiliates, as discussed above under “Estimated Value of the Notes.”

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Pricing Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Reference Stock has increased above the Conversion Price since the Pricing Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the price of the Reference Stock will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Stock;

•	the time remaining to the maturity of the notes;

•	the dividend rate of the Reference Stock;

•	the real and anticipated results of operations of the Reference Stock Issuer;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Reference Stock;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Stock or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the price of the Reference Stock remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

Risks Relating to the Reference Stock

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE REFERENCE STOCK — The return on the notes may not reflect the return you would have realized if you had directly invested in the Reference Stock. For instance, you will not receive a cash Payment at Maturity that is more than the Principal Amount per note unless the Final Average Price of the Reference Stock is greater than the Conversion Price.

•	IF THE PRICE OF THE REFERENCE STOCK CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the price of the Reference Stock. Changes in the price of the Reference Stock may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Stock would have.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE THIS PRICING SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain corporate events affecting the Reference Stock. The calculation agent is not required, however, to make such adjustments in response to all corporate events that could affect the Reference Stock, including if the Reference Stock Issuer or another party makes a partial tender or partial exchange offer for the Reference Stock. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in the this pricing supplement to reflect changes occurring in relation to the Reference Stock or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Reference Stock or any other security received in a Reorganization Event may be materially adverse to investors in the notes. You should read “Description of the Notes — Anti-Dilution Adjustments” in this pricing supplement in order to understand the adjustments that may be made to the notes.

•	THE CALCULATION AGENT MAY MAKE CHANGES TO THE TERMS OF THE NOTES IF A CHANGE-IN-LAW EVENT OR A DELISTING EVENT OCCURS — Upon the occurrence of a Change-in-Law Event or a Delisting Event, the calculation agent may, in good faith and a commercially reasonable manner, adjust any terms, including but not limited to, the Reference Stock, the Initial Price, the Conversion Price, the Final Average Price, the Stock Adjustment Factor or any other values that the calculation agent determines necessary to ensure an equitable result. Any of these actions may adversely affect, perhaps significantly, the market value of the notes, as well as any amounts payable on the notes.

•	YOU MAY RECEIVE A LESSER AMOUNT OF CASH AT MATURITY IF, OVER THE TERM OF THE NOTES, THE REFERENCE STOCK ISSUER FAILS TO PAY A REGULAR CASH DIVIDEND OR PAYS A REGULAR CASH DIVIDEND THAT IS LESS THAN THE BASE DIVIDEND — In calculating the payment due to investors, the calculation agent will take into account any Regular Cash Dividend payment (including no Regular Cash Dividend payment) by the Reference Stock Issuer that is either greater or less than the Base Dividend. Consequently, if for any Dividend Period (as defined below) the Reference Stock Issuer pays either no Regular Cash Dividend or a Regular Cash Dividend that is less than the Base Dividend, the calculation agent will reduce the Stock Adjustment Factor, which may in turn reduce the amount of cash that you will receive at maturity.

•	SINGLE STOCK RISK — The price of the Reference Stock can rise or fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stock and its issuer, please see “The Reference Stock” in this pricing supplement and such issuer’s SEC filings referred to in that section.

•	THERE IS NO AFFILIATION BETWEEN THE REFERENCE STOCK ISSUER AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE REFERENCE STOCK OR THE REFERENCE STOCK ISSUER — We are not affiliated with the Reference Stock Issuer. However, we or our affiliates may currently, or from time to time in the future, engage in business with the Reference Stock Issuer, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Reference Stock by, or providing advisory services (including merger and acquisition advisory services) to, such issuer. In the course of this business, we or our affiliates may acquire non-public information about the Reference Stock Issuer and we will not disclose any such information to you. Nevertheless, neither we nor any of our affiliates have participated in the preparation of, or verified, any information about the Reference Stock or the Reference Stock Issuer. You, as an investor in the notes, should make your own investigation into the Reference Stock and the Reference Stock Issuer. The Reference Stock Issuer is not involved in the notes offered hereby in any way and has no obligation of any sort with respect to your notes. The Reference Stock Issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your notes.

•	PAST PERFORMANCE OF THE REFERENCE STOCK IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Reference Stock over the term of the notes may bear little relation to the historical Closing Prices of the Reference Stock and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Stock or whether the performance of the Reference Stock will result in the return of any of your investment.

•	GOVERNMENTAL LEGISLATIVE AND REGULATORY ACTIONS, SUCH AS SANCTIONS, COULD ADVERSELY AFFECT YOUR INVESTMENT IN THE NOTES — Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the Reference Stock, or engaging in transactions in them, and any such action could adversely affect the value of the Reference Stock. These legislative and regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

If any such governmental legislative and regulatory actions constitutes a Change-in-Law Event, then the Calculation Agent may make changes to the terms of the notes to ensure an equitable result. See “—The

Calculation Agent May Make Changes To The Terms Of The Notes If A Change-In-Law Event Or A Delisting Event Occurs.”

Risks Relating to Conflicts of Interest

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties (which may be one or more of our affiliates). We or our affiliates may also engage in trading in instruments linked or related to the Reference Stock on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Reference Stock and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Stock. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the price of the Reference Stock and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the notes, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the notes to you in addition to any compensation they would receive for the sale of the notes.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE REFERENCE STOCK AND THE VALUE OF THE NOTES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Reference Stock and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Reference Stock.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Pricing Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a Market Disruption Event (as defined below) has occurred as well as, in some circumstances, the prices or levels related to the Reference Stock on a Valuation Date. Any determination by the calculation agent could adversely affect the return on the notes.

HYPOTHETICAL EXAMPLES

The return table and examples below illustrate the Payment at Maturity for a $1,000 principal amount note under various hypothetical scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Initial Price or Conversion Price. The hypothetical Initial Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price and Conversion Price are set forth under “Key Terms” above. For historical data regarding the actual Closing Prices of the Reference Stock, see the historical information set forth herein. The return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The following examples assume that no event affecting the Reference Stock has occurred during the term of the notes that would cause the calculation agent to adjust the Stock Adjustment Factor. The actual Payment at Maturity and resulting total return will depend on the actual terms of the notes. The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per note to the Principal Amount of $1,000.

Hypothetical Initial Price:	$100.00
Hypothetical Conversion Price:	$120 (120% of the Initial Price)

Hypothetical Final Average Price	Hypothetical Percentage Change from Initial Price to Final Average Price	Hypothetical Payment at Maturity	Hypothetical Total Return
$200.00	100.00%	$1,666.67	66.67%
$190.00	90.00%	$1,583.33	58.33%
$180.00	80.00%	$1,500.00	50.00%
$170.00	70.00%	$1,416.67	41.67%
$160.00	60.00%	$1,333.33	33.33%
$150.00	50.00%	$1,250.00	25.00%
$140.00	40.00%	$1,166.67	16.67%
$130.00	30.00%	$1,083.33	8.33%
$120.00	20.00%	$1,000.00	0.00%
$110.00	10.00%	$1,000.00	0.00%
$105.00	5.00%	$1,000.00	0.00%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$40.00	-60.00%	$1,000.00	0.00%
$30.00	-70.00%	$1,000.00	0.00%
$20.00	-80.00%	$1,000.00	0.00%
$10.00	-90.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

Example 1: The price of the Reference Stock increases but the Final Average Price is less than the Conversion Price.

Hypothetical Initial Price:	$100.00
Hypothetical Final Average Price:	$105.00
Hypothetical Conversion Price:	$120.00
Percentage Change from Initial Price to Final Average Price:	5.00%

Payment at Maturity	= the greater of (i) the Principal Amount and (ii) the Alternative Settlement Amount
= the greater of (i) $1,000 and (ii) $1,000 × (Final Average Price / Conversion Price)
= the greater of (i) $1,000 and (ii) $1,000 × ($105.00 / $120.00)
= the greater of (i) $1,000 and (ii) $875.00

Therefore, the Payment at Maturity will be equal to $1,000 per note. In this example, you will not receive any positive return even though the Reference Stock increased by 5% from its Initial Price to its Final Average Price.

Example 2: The price of the Reference Stock decreases from the Initial Price to the Final Average Price.

Hypothetical Initial Price:	$100.00
Hypothetical Final Average Price:	$50.00
Hypothetical Conversion Price:	$120.00
Percentage Change from Initial Price to Final Average Price:	-50.00%

Payment at Maturity	= the greater of (i) the Principal Amount and (ii) the Alternative Settlement Amount
= the greater of (i) $1,000 and (ii) $1,000 × (Final Average Price / Conversion Price)
= the greater of (i) $1,000 and (ii) $1,000 × ($50.00 / $120.00)
= the greater of (i) $1,000 and (ii) $416.67

Therefore, the Payment at Maturity will be equal to $1,000.00 per note.

Example 3: The price of the Reference Stock increases and the Final Average Price is greater than the Conversion Price.

Hypothetical Initial Price:	$100.00
Hypothetical Final Average Price:	$150.00
Hypothetical Conversion Price:	$120.00
Percentage Change from Initial Price to Final Average Price:	50.00%

Payment at Maturity	= the greater of (i) the Principal Amount and (ii) the Alternative Settlement Amount
= the greater of (i) $1,000 and (ii) $1,000 × (Final Average Price / Conversion Price)
= the greater of (i) $1,000 and (ii) $1,000 × ($150.00 / $120.00)
= the greater of (i) $1,000 and (ii) $1,250.00

Therefore, the Payment at Maturity will be equal to $1,250.00 per note. In this example, your total return would be 25.00% even though the Reference Stock increased by 50.00% from its Initial Price to its Final Average Price.

As these examples illustrate, you will receive a positive return at maturity only if the Final Average Price is greater than the Conversion Price, which is significantly greater than the Initial Price. Therefore, the Reference Stock must appreciate significantly from the Initial Price to the Final Average Price before you will participate in any appreciation of the Reference Stock, and then you will participate in the appreciation of the Reference Stock only to the extent that the Final Average Price exceeds the Conversion Price.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities — Senior Debt Funding Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “notes” refers to our Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc. due March 25, 2029.

General

The notes are unsecured unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations. The notes are our Senior Debt Funding Notes, Series E referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality. The notes constitute our unsecured and unsubordinated obligations and shall rank pari passu among themselves and pari passu with all of our other unsecured and unsubordinated obligations, subject, however, to statutory priorities conferred upon certain unsecured and unsubordinated obligations in the event of any Resolution Measures imposed on us or in the event of our dissolution, liquidation, insolvency or composition, or if other proceedings are opened for the avoidance of the insolvency of, or against, us; in accordance with Section 46f(5) of the German Banking Act (Kreditwesengesetz), our obligations under the notes shall rank in priority to our senior non-preferred obligations under our debt instruments (Schuldtitel) within the meaning of Section 46f(6) sentence 1 of the German Banking Act (including the senior non-preferred obligations under any such debt instruments that we issued before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act) or any successor provision; this includes eligible liabilities within the meaning of Articles 72a and 72b(2) of Regulation (EU) No 575/2013 of the European Parliament and of the Council, as amended, supplemented or replaced from time to time (the “CRR”) where point (d) of such Article does not apply. On the other hand, the notes will rank junior to obligations described in §46f(4) KWG, e.g. covered deposits held by natural persons and micro, small and medium-sized enterprises. For more information on resolution measures, see “Resolution Measures and Deemed Agreement” on page PS–4 of this pricing supplement.

The notes are intended to qualify as eligible liabilities instruments within the meaning of Articles 72a and 72b(2) CRR, with the exception of point (d), CRR for the minimum requirement for own funds and eligible liabilities, as described and provided for in the bank regulatory capital provisions to which we are subject, including restrictions on the aggregate amount of similar instruments that we may use for such purposes, but do not constitute senior non-preferred debt instruments within the meaning of Section 46f(6) sentence 1 of the German Banking Act.

The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount (the “Principal Amount”) of the notes is $1,000 and the Issue Price of the notes is $1,000.00. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities—Legal Ownership—Global Securities” in the accompanying prospectus.

The specific terms of the notes are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Definitions

A “business day” means any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Closing Price” for one share of the Reference Stock (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•	if the Reference Stock (or any such other security) is listed or admitted for trading on a U.S. national securities exchange, the last reported sale price for one share of the Reference Stock (or any such other security), regular way, of the principal trading session on such day on the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Reference Stock (or any such other security) is listed or admitted for trading;

•	if the Reference Stock (or any such other security) is not listed or admitted for trading on any U.S. national securities exchange but is included in the OTC Bulletin Board (or any successor service), the last reported sale price for one share of the Reference Stock (or any such other security) of the principal trading session on the OTC Bulletin Board (or any successor service) on such day;

•	with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted for trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day on the primary non-U.S. securities exchange or market on which such security is listed or admitted for trading (the “non-U.S. dollar price”) (if the Initial Price is denominated in U.S. dollars, the non-U.S. dollar price will be converted to U.S. dollars using such exchange rate as the calculation agent determines in its sole discretion); or

•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for one share of the Reference Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

The “relevant exchange” means, for the Reference Stock, (i) if the Reference Stock (or any security for which a Closing Price must be determined) is listed or admitted for trading on one or more U.S. securities exchanges or markets, the primary U.S. exchange or market on which the Reference Stock or security is listed or admitted for trading, (ii) if the Reference Stock (or any security for which a Closing Price must be determined) is not listed or admitted for trading on a U.S. securities exchange or market, the primary non-U.S. exchange or market on which the Reference Stock or security is listed or admitted for trading or (iii) if an American depositary share (“ADS”) is serving as the Reference Stock, with respect to an equity security underlying the ADS, the primary exchange or market for trading for such security.

The “trading day” means, a day (as determined by the calculation agent) on which trading in the Reference Stock (or any other security for which a Closing Price must be determined) generally occurs on the relevant exchange or, if the Reference Stock (or such other security) is not then listed on the relevant exchange, on the principal other United States national or regional securities exchange on which the Reference Stock (or such other security) is then listed, or, if the Reference Stock (or such other security) is not then listed on a United States national or regional securities exchange, on the principal other market on which the Reference Stock (or such other security) is then traded. If the Reference Stock (or such other security) is not so listed or traded, “trading day” means a business day.

A “scheduled trading day” means any day that is scheduled to be a trading day and the exchanges on which futures or options contracts related to the Reference Stock are scheduled to be open for trading for their respective regular trading sessions if any.

Payment at Maturity

You will receive on the Maturity Date a cash payment per $1,000 Principal Amount of notes equal to the greater of (i) the Principal Amount and (ii) the Alternative Settlement Amount. Any payment on the notes is subject to the credit of the Issuer. In the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the notes and you could lose your entire investment.

Adjustments to Valuation Dates and Maturity Date

Adjustments to Valuation Dates

If:

(a)	a Valuation Date is not a trading day, or

(b)	a Market Disruption Event occurs or is continuing on a Valuation Date,

then the applicable Valuation Date will be postponed to the immediately succeeding trading day on which no Market Disruption Event for the Reference Stock occurs or is continuing. The Valuation Date will not be postponed later than the eighth scheduled trading day after the date originally scheduled for such Valuation Date (the “Eighth Day”).

If the relevant Valuation Date is postponed to the Eighth Day and:

(a)	the Eighth Day is not a trading day, or

(b)	a Market Disruption Event occurs or is continuing on the Eighth Day,

then, on the Eighth Day the Closing Price for such Valuation Date will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Adjustments to Maturity Date

If the scheduled Maturity Date is not a business day, then the Maturity Date will be the next succeeding business day following the scheduled Maturity Date. If the final Valuation Date is postponed due to a Market Disruption Event or a non-trading day, the Maturity Date will be the business day that follows such postponed final Valuation Date by a number of business days equal to the number of business days between the originally scheduled final Valuation Date and the originally scheduled Maturity Date. If the Maturity Date is postponed, any payment due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no interest will accrue or be payable as a result of the delayed payment.

Market Disruption Events

With respect to the Reference Stock (or any other security for which a Closing Price must be determined), a “Market Disruption Event” means a determination by the calculation agent in its sole discretion of the occurrence or continuance of one or more of the following events:

(i)	a failure by the relevant exchange to open for trading during its regular trading session;

(ii)	a suspension, absence or material limitation of trading of the Reference Stock for more than two hours of trading or during the one hour prior to the close of trading in that market;

(iii)	a suspension, absence or material limitation of trading of options or futures contracts, if available, relating to the Reference Stock; or

(iv)	any other event that the calculation agent determines in its sole discretion materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge position with respect to the notes.

Anti-Dilution Adjustments

The Stock Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section. No adjustments to the Stock Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect.

If more than one event requiring adjustment occurs, the calculation agent will adjust the Stock Adjustment Factor for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Stock Adjustment Factor for the first event, the calculation agent will adjust the Stock Adjustment Factor for the second event, applying the required adjustment to the Stock Adjustment Factor as already adjusted for the first event, and so on for each event.

The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the relevant business day immediately preceding the Maturity Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Closing Price or other price or value of one share of the Reference Stock on any trading day during the term of the notes. No adjustments will be made for certain other events, such as offerings of common stock by the Reference Stock Issuer for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Reference Stock by the Reference Stock Issuer or any third party. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the notes upon the occurrence of corporate or other similar events that affect or could potentially affect the market price of, or shareholder rights in, the Reference Stock, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the notes. In addition, the calculation agent may make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the notes. All determinations made by the calculation agent in making any adjustments to the terms of the notes, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and in a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the notes, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Stock.

For purposes of these adjustments, except as noted below, if an ADS is serving as the Reference Stock, all adjustments to the Stock Adjustment Factor for the Reference Stock will be made as if the equity security underlying the ADS is serving as the Reference Stock. Therefore, for example, if the equity security underlying the ADS is subject to a two-for-one stock split and assuming the Stock Adjustment Factor is equal to one, the Stock Adjustment Factor for the Reference Stock would be adjusted to equal to two. If the notes are or become linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for the notes, the dividend paid by the issuer of the equity security underlying the ADS, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

However, if an ADS is serving as the Reference Stock, no adjustment to the Stock Adjustment Factor, including those described below, will be made if (i) holders of those ADSs are not eligible to participate in any of the transactions described below or (ii) (and to the extent that) the calculation agent determines in its sole discretion that the issuer or the depositary for those ADSs has adjusted the number of equity securities represented by each ADS in response to the corporate event in question. However, to the extent that the number of equity securities represented by each ADS is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect such change.

Stock Splits and Reverse Stock Splits

If the Reference Stock is subject to a stock split or a reverse stock split, then once any split has become effective, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	the number of shares which a holder of one share of the Reference Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Reference Stock) that is given ratably to all or substantially all holders of shares of the Reference Stock, or (ii) a distribution of shares of the Reference Stock as a result of the triggering of any provision of the corporate charter of the Reference Stock Issuer, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the

Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Stock.

Cash Dividends or Distributions

Regular Cash Dividends

If the Reference Stock Issuer pays a Regular Cash Dividend during a Dividend Period that is greater than or less than the Base Dividend, then, once the Regular Cash Dividend has become effective and the shares of the Reference Stock are trading ex-dividend (or at such other time that the calculation agent may determine in its sole discretion to ensure an equitable result), the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the Closing Price of the Reference Stock on the Trading Day prior to the related ex-dividend date (a) plus the amount by which the Regular Cash Dividend is greater than the Base Dividend or (b) minus the amount by which the Regular Cash Dividend is less than the Base Dividend, as applicable, and the denominator of which is an amount equal to that Closing Price.

If the Reference Stock Issuer is expected to pay periodic Regular Cash Dividends as of the Strike Date but fails to pay a Regular Cash Dividend for a Dividend Period, the Regular Cash Dividend for such Dividend Period will be deemed to be $0 and the Stock Adjustment Factor shall be adjusted for such expected Regular Cash Dividend (or such other date that the calculation agent may determine in its sole discretion to ensure an equitable result). If the Reference Stock Issuer is expected to pay Regular Cash Dividends as of the Strike Date but announces or the calculation agent otherwise determines in its sole discretion that there will not be a dividend payment for any given Dividend Period, the calculation agent may adjust the Stock Adjustment Factor at such time as is necessary to ensure an equitable result in respect of the relevant Dividend Period. The Stock Adjustment Factor will not be adjusted if the ex-dividend date for a Regular Cash Dividend occurs after the relevant Valuation Date.

A “Regular Cash Dividend” means the sum of the dividends per share paid on the Reference Stock during a Dividend Period that is neither an Extraordinary Dividend (as defined below) nor the result of any other event described under “— Anti-Dilution Adjustments.”

The “Base Dividend” means from the Strike Date to the final Valuation Date, $0.25 per calendar quarter per share of the Reference Stock.

The “Dividend Period” means each calendar quarter after the Strike Date, provided the first calendar quarter shall be deemed to commence on the Strike Date, as determined by the calculation agent.

The Base Dividend is subject to adjustment in a manner inversely proportional to adjustments to the Stock Adjustment Factor; provided that no adjustment will be made to the Base Dividend for any adjustment to the Stock Adjustment Factor under this subsection. In addition, the calculation agent may adjust the Base Dividend and/or the frequency or dates of adjustments to the Stock Adjustment Factor in connection with Regular Cash Dividends as it deems necessary to obtain an equitable result, including but not limited to, as a result of merger events or if the Reference Stock Issuer changes the frequency of dividend payments or pays dividends in respect of periods other than those occurring in the Dividend Periods after the Strike Date or in the event that any of the related ex-dividend dates do not occur. For example, if the Dividend Period were set to quarterly and the Reference Stock Issuer declared regular dividends on a semi-annual basis in the future, the calculation agent will (i) make any adjustment on a semi-annual instead of a quarterly basis for any period in which the dividend frequency is so changed, and (ii) use the sum of the two Base Dividends relating to that semi-annual period as the new Base Dividend. If a Reorganization Event occurs, as described under “—Reorganization Events” below, no adjustments will be made to the Stock Adjustment Factor for any regular cash dividends paid on any Exchange Traded Securities that compose any Exchange Property (each as defined below).

Extraordinary Cash Dividends or Distributions

If the Reference Stock Issuer pays an Extraordinary Dividend, then, once the Extraordinary Dividend has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the Closing Price of the Reference Stock on the Trading Day prior to the related ex-dividend date and the denominator of which is the amount by which such Closing Price exceeds the Extraordinary Dividend Amount.

An “Extraordinary Dividend” means a dividend or other distribution with respect to the Reference Stock that is identified by the Reference Stock Issuer as an extraordinary or special dividend or distribution (as determined by the calculation agent in its sole discretion).

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend shall equal (a) for an Extraordinary Dividend that is paid in lieu of a Regular Cash Dividend (as determined by the calculation agent in its sole discretion), the amount of the Extraordinary Dividend per share of the Reference Stock minus the Base Dividend or (b) for an Extraordinary Dividend that is not paid in lieu of a Regular Cash Dividend, the amount per share of the Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid entirely in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the Reference Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event that is also an Extraordinary Dividend will result in an adjustment to the Stock Adjustment Factor only as described above under “— Stock Dividends or Distributions” or below under “— Distributions of Rights, Options or Warrants” or “— Reorganization Events,” as the case may be, and not as described here.

Distributions of Rights, Options or Warrants

If the Reference Stock Issuer distributes any rights, options or warrants on all or substantially all of the shares of the Reference Stock entitling the holders of shares of the Reference Stock  to subscribe for or purchase shares of the Reference Stock (or securities convertible into the Reference Stock), at a price per share (or a conversion price per share) less than the Closing Price of the Reference Stock before the ex-dividend date for such issuance, then the calculation agent may adjust the Stock Adjustment Factor as the calculation agent determines appropriate to account for the economic effect of such issuance, including, without limitation, by reference to any adjustment(s) to options contracts on the affected Reference Stock in respect to such issuance of rights, options or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange.

Reorganization Events

If prior to the relevant Valuation Date, as applicable,

(a)	there occurs any reclassification or change of the Reference Stock, including, without limitation, as a result of the issuance of tracking stock by the Reference Stock Issuer,

(b)	the Reference Stock Issuer, or any surviving entity or subsequent surviving entity of the Reference Stock Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the Reference Stock Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the Reference Stock Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the Reference Stock Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of the Reference Stock Issuer to all or substantially all holders of the Reference Stock (other than (i)

dividends or distributions referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or rights and/or warrants referred to under “—Distribution of Rights, Options or Warrants” below and (ii) cash dividends or distributions referred under “— Cash Dividends or Distributions” above),

(f)	the Reference Stock Issuer issues to all of its shareholders equity securities of an issuer other than the Reference Stock Issuer, other than in a transaction described in clauses (b), (c), (d) or (e) above (a “Spin-off Event”),

(g)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the Reference Stock Issuer and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (g), a “Reorganization Event”), then the amount payable to you at maturity will depend on the value of any Exchange Property, as defined below. To determine the amount payable to you at maturity, the calculation agent will do the following:

(i)	The calculation agent will determine the cash value of any non-cash property distributed in the Reorganization Event (other than Exchange Traded Securities) per share of the Reference Stock and combine this with any cash to determine a “Per Share Cash Amount”;

(ii)	The calculation agent will combine the Per Share Cash Amount, if any, with the Exchange Traded Securities, if any, a holder of the Reference Stock would hold immediately after the Reorganization Event in respect of a single share of the Reference Stock to determine the Exchange Property resulting for a single share of the Reference Stock (the “Per Share Exchange Property”);

(iii) The calculation agent will then deem the Per Share Exchange Property to be a share of the Reference Stock for the purposes of determining the amount payable to you at maturity. The Closing Price of the Per Share Exchange Property on any day will equal (a) the Closing Price of one share of any Exchange Traded Securities multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock plus (b) the Per Share Cash Amount, and the calculation agent will use this value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, for the purposes of determining the amount payable to you at maturity, by treating such value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, as if it were the Closing Price of the original Reference Stock;

(iv) The calculation agent may, in its sole discretion, adjust the Stock Adjustment Factor (or take similar action) to reflect the use of the value of the Exchange Property as opposed to the value of the Reference Stock in determining the amount payable to you at maturity, and with a view to offsetting, to the extent practical, any change in the economic position of the holder or Deutsche Bank AG that results solely from the Reorganization Event;

(v)	In the event Exchange Property consists of Exchange Traded Securities, those securities will, in turn, be subject to the anti-dilution adjustments, including but not limited to, the anti-dilution adjustments set forth in this pricing supplement; and

(vi)	At maturity, we will pay you the amount due based on the Closing Price of the Per Share Exchange Property in lieu of one share of the Reference Stock, using the Closing Price of any Exchange Traded Securities on the relevant Valuation Date to determine their value.

“Exchange Property” for each share of the Reference Stock, means any shares of the Reference Stock that continue to be held by the holders of the Reference Stock, and any securities, cash or any other assets distributed to the holders of the Reference Stock in, or in connection with, the Reorganization Event distributed in respect of such share of the Reference Stock. Deutsche Bank AG will not pay you any interest on any Exchange Property. In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

“Exchange Traded Securities” means any securities (including, without limitation, securities of the Reference Stock Issuer or securities of foreign issuers represented by American depositary receipts) traded on its relevant exchange.

The calculation agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due on the Maturity Date, including the determination of the cash value of any Exchange Property and the Per Share Exchange Property, if necessary, which may include converting non-U.S. dollar prices to U.S. dollars using exchange rates that the calculation agent determines in its sole discretion. The calculation agent’s determinations and calculations shall be conclusive absent manifest error. Regardless of any of the Reorganization Events described above, any payment on the notes, will be made by Deutsche Bank AG, as Issuer of the notes, and is subject to the credit of the Issuer.

Change-in-Law Event and Delisting Event

A “Change-in-Law Event” will occur if due to (A) the adoption of or any change in any applicable law, regulation or order (including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change, announcement or statement of the formal or informal interpretation by any court, tribunal, regulatory or executive authority with competent jurisdiction of any applicable law, regulation or order, the direct or indirect sale, purchase, beneficial ownership, holding, or transfer of, or any other transaction or other dealing related to, such Reference Stock, as applicable, by any class of eligible potential purchasers of the notes, the Issuer or any affiliate or any major hedging counterparty is prohibited or, after giving effect to any applicable liquidation, unwind or cure period, will be prohibited.

A “Delisting Event” will occur if a Reference Stock is delisted or trading of such Reference Stock is suspended on the primary exchange for such Reference Stock, and is not immediately re-listed or approved for trading on a successor exchange, which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”). If a Reference Stock is delisted or trading of such Reference Stock is suspended on the primary exchange for such Reference Stock, and such Reference Stock is immediately re-listed or approved for trading on a successor exchange, then such Reference Stock will continue to be deemed the Reference Stock, as applicable, except as described under “—Delisting of ADSs or Termination of ADS Facility”.

If a Change-in-Law Event or a Delisting Event occurs, then the calculation agent may, in good faith and a commercially reasonable manner, adjust any terms, including but not limited to, the Reference Stock, the Initial Price, the Conversion Price, the Final Average Price, the Stock Adjustment Factor or any other values that the calculation agent determines necessary to ensure an equitable result.

 Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the Reference Stock is no longer listed or admitted for trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board (or any successor service), or if the ADS facility between the issuer of the shares of common equity represented by an ADS (“Underlying ADS Stock”) and the ADS depositary is terminated for any reason, then, on and after the date the ADS is no longer so listed or adjusted to trading on the date of such termination, as applicable (the “ADS Change Date”), then the calculation agent will either deem the Underlying ADS Stock to be the Reference Stock or will deem such event a Delisting Event and take the actions described above under “—Consequences of a Change-in-Law Event or a Delisting Event.”

If the calculation agent deems the Underlying ADS Stock to be the Reference Stock, then the calculation agent will determine the price of the Reference Stock by reference to the Underlying ADS Stock. The Stock Adjustment Factor will thereafter equal the last value of the Stock Adjustment Factor for the ADS multiplied by the number of shares of the underlying equity securities represented by a single ADS. On and after the ADS Change Date, for all purposes, the Closing Price, other price or value of the Underlying ADS Stock on its primary exchange will be converted into U.S. dollars using such Stock Adjustment Factor as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent (the “calculation agent”). The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent will also be responsible for determining whether there has been a Market Disruption Event and whether or not any anti-dilution adjustments to the Stock Adjustment Factor applicable to the

Reference Stock should be made. Unless otherwise provided in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the Pricing Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on the Maturity Date on or prior to 11:00 a.m., New York City time on the business day preceding the Maturity Date.

All calculations with respect to the Initial Price and Final Average Price of the Reference Stock will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Principal Amount of notes on the Maturity Date will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Senior Debt Funding Securities — Events of Default” in the accompanying prospectus is a description of the event of default relating to senior debt funding securities including the notes. The notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us.

The Indenture provides that there is no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under the notes or a default in the performance of any of our other covenants under the notes or the Indenture.

Payment Upon an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 Principal Amount of notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Principal Amount of notes as described herein, calculated as if the date of acceleration were the final Valuation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible, and in no event later than two business days after the date of such acceleration.

Modification

Under the heading “Description of Debt Securities — Senior Debt Funding Securities — Modification of the Senior Debt Funding Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the Indenture.

Listing

The notes will not be listed on any securities exchange.

DBSI intends to offer to purchase the notes in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York, except as may be otherwise required by mandatory provisions of law.

THE REFERENCE STOCK

All disclosures contained in this pricing supplement regarding the Reference Stock are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Reference Stock contained in this pricing supplement. You should make your own investigation into the Reference Stock.

Included below is a brief description of the Reference Stock Issuer. The Reference Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Reference Stock Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the Reference Stock Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

According to publicly available information, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Information filed by the Reference Stock Issuer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36743. The common stock of Apple Inc. is traded on the Nasdaq Stock Market under the ticker symbol “AAPL.”

Historical Information

The following graph sets forth the historical performance of the Reference Stock based on its daily Closing Prices from March 18, 2019 to March 18, 2024. The Closing Price of the Reference Stock on March 18, 2024 was $173.72. We obtained the historical Closing Prices of the Reference Stock below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical Closing Prices of the Reference Stock should not be taken as an indication of future performance and no assurance can be given as to the Closing Price of the Reference Stock on a Valuation Date. We cannot give you assurance that the performance of the Reference Stock will result in a favorable return.

Source: Bloomberg

TAXATION

We do not provide any advice on tax matters. You should consult your tax adviser concerning the application of the tax laws of Germany and U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

U.S. FEDERAL INCOME TAX CONSEQUENCES

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the notes. It applies to you in its entirety only if you are an initial purchaser of notes unrelated to the issuer and are acquiring them for their Issue Price as stated on the cover of this document; otherwise, the tax consequences to you may be different. Although not free from doubt, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, under the circumstances described in the previous sentence, the notes will be treated as debt instruments for U.S. federal income tax purposes. Assuming this treatment is correct, our special tax counsel is of the opinion that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  As described in the accompanying prospectus supplement, under this treatment, the notes will be subject to special original issue discount (“OID”) provisions set out in Treasury regulations under which, regardless of your method of accounting, you will be required to accrue interest income on the note in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Solely for purposes of determining the amount of OID that you will be required to accrue as interest income, we are also required to construct a “projected payment schedule” representing a series of payments that would produce a yield to maturity equal to the comparable yield.

After the original issue date, you may obtain the comparable yield and projected payment schedule by contacting Deutsche Bank Structured Notes at oid@list.db.com. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual final amount that we will pay on the notes.

Upon a taxable disposition of a note, including at maturity, you generally will recognize taxable income or loss equal to the difference between the amount received from the taxable disposition and your adjusted basis in the note. Your adjusted basis in the note will equal the amount you paid to acquire it, increased by the amount of OID previously accrued by you in respect of the note through the date of the taxable disposition. You generally must treat any income on a taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, with the balance treated as capital loss.

If you are not an initial purchaser of notes at their issue price (as described above), you should consult your tax adviser with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between the basis in your notes and the notes’ adjusted issue price.

Non-U.S. Holders

If you are a non-U.S. holder, we do not believe that you should be required to provide an IRS Form W-8 in order to avoid 30% U.S. withholding tax with respect to interest payments on the notes, although the IRS could challenge this position. However, you should in any event expect to be required to provide an appropriate IRS Form W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not attempt to ascertain whether the issuer of the Reference Stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If it were so treated, certain adverse U.S. federal income tax consequences might apply to a non-U.S. holder upon the sale, exchange or retirement of the notes. You should refer to information filed with the SEC by the issuer of the Reference Stock and consult your tax adviser regarding the possible consequences to you if the issuer of the Reference Stock is or becomes a USRPHC.

GERMAN TAX CONSEQUENCES

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates), as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the notes includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes, and such commissions may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that we or our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our hedge counterparty’s control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the applicable Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent, or between Deutsche Bank AG and another agent that may be party to a Distribution Agreement from time to time (each, an “Agent,” and collectively with DBSI, the “Agents”), each Agent participating in this offering of notes will agree to purchase, and we will agree to sell, the Principal Amount of notes as set forth on the cover page of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.

DBSI is the Agent for the offering of the notes. DBSI, our affiliate, will not receive a selling concession in connection with the sale of the notes. After the initial offering of the notes, the Agent may vary the offering price and/or other selling terms from time to time. The Issue Price of the notes includes fees paid with respect to the notes as well as the cost of hedging the Issuer’s obligations under the notes.

We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties (which may be one or more of our affiliates). Because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the notes, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the notes to you in addition to any compensation they would receive for the sale of the notes.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and/or discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. DBSI is not required to engage in these activities and may end any of these activities at any time.

To the extent the total aggregate Principal Amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own a portion of the notes offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that (i) if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained, and (ii) such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or for the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated August 3, 2021, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 3, 2021, which has been filed as an exhibit to the registration statement referred to above.